UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2010
SANTARUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
3721 Valley Centre Drive, Suite 400, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On January 15, 2010, Santarus, Inc. (“Santarus” or the “Company”) filed with the United States District Court for the District of Delaware a motion for preliminary injunction. The motion requests that the Court enjoin Par Pharmaceutical, Inc. (“Par”) from launching a generic version of Santarus’ Zegerid® Capsules in the event that the Court’s final ruling in the related pending patent infringement litigation has not been issued on or before the date that the applicable 30-month stay expires. The University of Missouri, licensor of the asserted patents, is a co-plaintiff in the litigation and joined in the motion.
     Santarus and the University of Missouri filed two lawsuits which were consolidated into the pending patent infringement litigation against Par in response to the Abbreviated New Drug Applications (“ANDAs”) submitted by Par with the U.S. Food and Drug Administration (“FDA”) regarding Par’s intent to market generic versions of Santarus’ Zegerid® brand prescription products. The patents asserted in the litigation are U.S. Patent Nos. 6,645,988; 6,489,346; 6,699,885; 6,780,882; and 7,399,772. A bench trial for the litigation was held in July 2009. During the trial, the court ruled in favor of Santarus and the University of Missouri on the issue of infringement. Post-trial briefs were submitted in August 2009, and the Court has not yet ruled on Par’s defenses of invalidity and inequitable conduct.
     Santarus and the University of Missouri filed each of the original lawsuits against Par within the time period necessary to automatically stay, or bar, the FDA from approving Par’s ANDAs for 30 months or until a district court decision that is adverse to the patents, whichever is earlier. The 30-month stay applicable to Zegerid Capsules expires on or about February 3, 2010, and the 30-month stay applicable to Zegerid Powder for Oral Suspension expires in May/June 2010. Accordingly, Santarus and the University have filed the above motion seeking preliminary relief in the event the Court does not issue a final ruling before those dates.
     Santarus is not able to predict the timing or resolution of the motion for preliminary injunction or the overall litigation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.
Date: January 15, 2010	By:	/s/ Debra P. Crawford
		Name:	Debra P. Crawford
		Title:	Senior Vice President, Chief Financial Officer, Secretary and Treasurer